                                                                      Exhibit 11

                       UNITED ASSET MANAGEMENT CORPORATION

                        CALCULATION OF EARNINGS PER SHARE
                    (In thousands, except per-share amounts)
                                   (Unaudited)


                                             For the Three Months Ended September 30,     For the Nine Months Ended September 30,
                                            -----------------------------------------     ----------------------------------------
                                              Income         Shares         Per-Share       Income         Shares        Per-Share
                                            (Numerator)   (Denominator)       Amount      (Numerator)   (Denominator)     Amount
                                            -----------    ------------     ---------     -----------   -------------    ---------
For the three- and nine-month periods
 ended September 30, 1999
Basic Earnings per Share
Income available to common
     shareholders                           $15,754,000     58,916,000         $ .27       $45,756,000     59,457,000       $ .77
                                                                             =======                                      =======
Effect of Dilutive Securities (1)                    --        123,000                              --        367,000
                                            -----------     ----------                     -----------     ----------
Diluted Earnings per Share
Income available to common
     shareholders + assumed conversions     $15,754,000     59,039,000         $ .27       $45,756,000     59,824,000       $ .76
                                            ===========     ==========       =======       ===========     ==========     =======
====================================================================================================================================
For the three- and nine-month periods
 ended September 30, 1998
Basic Earnings per Share
Income available to common
     shareholders                           $17,753,000     64,950,000         $. 27       $61,968,000     67,230,000       $ .92
                                                                             =======                                      =======
Effect of Dilutive Securities (2)                    --      1,751,000                              --      2,160,000
                                            -----------     ----------                     -----------     ----------
Diluted Earnings per Share
Income available to common
     shareholders + assumed conversions     $17,753,000     66,701,000         $ .27       $61,968,000     69,390,000       $ .89
                                            ===========     ==========       =======       ===========     ==========     =======
====================================================================================================================================


(1) Options on 6,713,000 and 5,217,000 shares of common stock and warrants on 7,288,000 and 5,865,000 shares of common stock were outstanding during the three- and nine-month periods ended September 30, 1999, respectively, but were not included in computing diluted earnings per share because their effects were antidilutive.

(2) Options on 2,101,000 and 1,854,000 shares of common stock and warrants on 1,520,000 and 1,524,000 shares of common stock were outstanding during the three- and nine-month periods ended September 30, 1998, respectively, but were not included in computing diluted earnings per share because their effects were antidilutive.